News Release Dated July 11,2006
EX-99.1

Moventis Capital Announces FY2006 Audited Financials for Target Acquisition, PTL Electronics; $10,239,236 in Revenue and $1,290,377 EBITDA

PTL’s FY2007 first quarter revenue results of $3,558,373 indicate strong growth

Vancouver, BC – July 11, 2006 – Moventis Capital, Inc. (Moventis) (OTCBB: MVTS) announces that it has received the 2006 fiscal year (FY2006) audited financial statements for its target acquisition, PTL Electronics, Ltd. (PTL), prepared in accordance with Generally Accepted Accounting Principles (GAAP) in Canada, as well as unaudited results for Q1 of fiscal year 2007 (FY2007).

PTL’s results for the year ended March 31, 2006 were:

  Revenue of $10,239,236
  EBITDA of $1,290,377 after a one-time, non-recurring write-down of $104, 673
  Net operating income of $779,741
  Net income of $675,068

  Working capital of $1,070,346.

According to Blake Ponuick, chairman and CEO of Moventis, “FY2006 was a great year for PTL and they continue to demonstrate strong growth and profitability into FY2007.”

Unaudited results provided by PTL management for the first quarter of FY2007 ended June 30, 2006 were:

  Revenue of $3,558,373, representing a 25% increase over the same period in FY2006
  EBITDA of $481,774, representing a 27% increase over the same period in FY2006
  Net income of $286,682, representing a 44% increase over the same period in FY2006
  Working capital increase to $1,364,000.

Ponuick adds, “We expect to drive even more success for PTL as we strive to complete our acquisition of this dynamic company and execute on our growth strategy.”

Paul Heathcote, co-CEO and chief operating officer with PTL, agrees, “Since entering into our purchase agreement with Moventis in May, we’ve greatly expanded our pipeline and are working together on a number of significant customer transactions. We believe this will have a positive impact on our FY2007 results and expand our brand and industry profile. We look forward to the future of PTL as a Moventis company.”

PTL will act as an anchor company for Moventis within the growing $115 billion
EMS
sector. This is in line with Moventis’ strategy to acquire successful small-to-mid-sized companies and build strong portfolios within key growth industries.

Under the terms of the definitive purchase agreement, Moventis is acquiring PTL for a sum of $7 million, consisting of $3.5 million in cash and $3.5 million in convertible debt and equity payable in various installments. After closing, PTL will become a wholly-owned Moventis subsidiary, at which point their revenues will be consolidated by Moventis. The transaction is subject to financing and customary closing conditions. All PTL numbers referenced in this release are in Canadian dollars.

The financial measures provided in this release are in accordance with GAAP. Audited financial numbers presented in this release were selected from financial statements audited by PTL’s independent auditors and prepared by PTL’s management team in accordance with GAAP.

EBITDA, defined as income before interest, taxes, depreciation and amortization is an alternative non-GAAP measure that management believes provides meaningful supplemental information regarding the financial performance of PTL. Reconciliation on non-GAAP EBITDA to the nearest comparable GAAP measure is provided below:

Reconciliation from EBITDA to Net Income	12 Months Ended March 31, 2006 (Audited)	3 Months Ended June 30, 2006 (Unaudited )
EBITDA (non-GAAP)	$1,290,377	$481,774
Less: Interest	$ 176,470	$ 15,643
Depreciation & Amortization	$ 264,195	$ 56,586
Taxes	$ 174,644	$122,863 *
Net Income (GAAP)	$ 675,068	$ 286,682
* estimated

About Moventis

Moventis Capital (Moventis) is an acquisition and growth management company trading on the OTCBB exchange under the symbol MVTS. Moventis identifies and acquires successful small-to-mid-sized companies and uses a proven business formula to provide the missing management expertise and financial ingredients they need to grow into industry leaders. Moventis capitalizes on an underserved market of smaller companies that do not meet the size or industry requirements of many acquisition or investment firms. A record number of these businesses is expected to exit over the next several years as baby boomer owners retire, far outpacing the number of qualified buyers and creating a significant and ongoing opportunity. For more information, visit the Moventis website at
www.moventiscapital.com
.

About PTL Electronics

PTL Electronics (PTL) brings products to life with its comprehensive electronics manufacturing services. With customers across the growing telecommunications, industrial control, medical, computing, multi-media and automotive sectors, PTL partners with original equipment manufacturers to help build the products that will transform their businesses – one circuit at a time. Whether it's better managing supply chains, getting products to market faster or reducing costs, PTL offers flexible and customized solutions to meet each customer's unique needs. PTL is located in the Pacific Northwest near
Vancouver
,
BC
. For more information, visit ptlelectronics.com.

Safe Harbor Statement

Statements included in this news release, which are not historical in nature, are intended to be, and are hereby identified as "Forward-Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on management's current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation the ability of Moventis (or any other company mentioned in this release) to consummate acquisitions, obtain necessary financing and successfully grow its operations, revenue and profitability. .Forward-Looking Statements may be identified by words including “outlook”, "anticipate," "await," envision," "foresee," "aim at," "plans," "believe," "intends," "estimates" "expects" and "projects" including without limitation, those relating to the company's financial expectations and future business prospects Readers are directed to the Moventis’ filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the company's business and results of operations.
sec.gov
. The financial guidance provided in this news release in relation to PTL’s performance and any other financial projections, future successes or results is based on limited information available to Moventis at this time and is subject to change. Although management's expectations may change after the date of this news release, Moventis undertakes no obligation to revise or update this guidance or publicly release the results of any revision to these forward-looking statements.

Contact:

Blake Ponuick, CEO
604-288-2430
investors@moventiscapital.com